Exhibit 99.2
News Release
Amkor Technology Announces Proposed Offering of Senior Notes
CHANDLER, AZ, May 17, 2011 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it intends to offer, subject to market and other conditions, $400 million aggregate principal amount of senior notes (“Notes”). The Notes are expected to be due in 2021 and are to be offered in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act and to Mr. James J. Kim, the company’s executive chairman of the board and largest shareholder, and certain entities controlled by Mr. Kim. Mr. Kim and his affiliates will enter into an agreement with the company to purchase $75 million of the Notes from the initial purchasers as part of the offering.
The Notes will be unsecured and the offering price, interest rate and other terms will be determined by negotiations between the company and the initial purchasers.
The net proceeds from the offering will be used to fund the company’s tender offer for the approximately $264.3 million aggregate principal amount of its outstanding 9.25% Senior Notes due 2016 (“2016 Notes”) and for general corporate purposes, including the redemption of any 2016 Notes not tendered in the tender offer and the refinancing of the company’s 2.50% Convertible Senior Subordinated Notes due 2011.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Contacts
Amkor Technology, Inc.
Joanne Solomon
Executive Vice President and Chief Financial Officer
480-786-7878